EXHIBIT 99.1

Sotheby’s Announces Conversion Event of 3.125% Convertible Notes due 2013

April 1, 2011, New York – Sotheby’s (NYSE: BID) today announced that pursuant to the terms of the indenture governing its $200,000,000 3.125% convertible senior notes due 2013 (the “Notes”), the Notes will be convertible at the option of the holders beginning on April 1, 2011 and ending on June 30, 2011 as a result of the closing sale price of Sotheby’s common stock on the New York Stock Exchange exceeding $44.20 (130% of the conversion price for the Notes in effect on December 31, 2010) for 20 trading days in the 30 consecutive trading days ending on March 31, 2011.

Pursuant to the terms of the indenture governing the Notes, Sotheby’s will deliver to converting note holders, solely cash, solely shares of its common stock, or a combination of cash and common stock, at its election, in respect of each $1,000 principal amount of Notes being converted. It is Sotheby’s current intent and policy to settle up to the principal amount of the Notes in cash.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.